Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

TraQiQ, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $.0001 par value per share (1)	457(a)	—	—	17,250,000	0.0000927	1,599.08
	Other	Representative’s Warrants (2)	457(g)	—	—	—	—	—
	Equity	Common Stock, $.0001 par value per share, issuable upon exercise of the Representative’s Warrants (3)	457(a)	—	—	1,078,125	0.0000927	99.94
Fees Previously Paid (4)			—	—	—	—	—	1,699.02
Carry Forward Securities
Carry Forward Securities			—	—	—	—	—	—
	Total Offering Amounts					18,328,125		1,699.02
	Total Fees Previously Paid							1,699.02
	Total Fee Offsets							—
	Net Fee Due							0

(1)	Includes shares of common stock which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, equal to 15% of the number of shares sold in the offering.

(2)	In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(3)	The Underwriters’ Warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share of common stock. The proposed maximum offering price of the Underwriters’ Warrants is $1,078,125, which is equal to 125% of $862,500 (5% of $17,250,000 which is the maximum offering price).

(4)	This registration fee was previously paid by the Registrant in connection with the initial filing of its Registration Statement on Form S-1 on October 5, 2021.